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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Average outstanding shares used in the computation of per share earnings:
  Common stock(a)......................................................   337,391      337,391
  Common stock in treasury(a)..........................................   (21,493)     (19,935)
                                                                         --------     --------
                                                                          315,898      317,456
                                                                         ========     ========
Net income (applicable to common stock)................................  $572,156     $505,618
                                                                         ========     ========
Net income per share...................................................  $   1.81     $   1.59
                                                                         ========     ========

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(a) The effects of all other common stock equivalents are not significant.

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